Exhibit 99.1

Contact:
Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, CFO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Bill Gordon – Media Relations Phone: 212-724-6312 FOR IMMEDIATE RELEASE

INC RESEARCH SIGNS AGREEMENT TO PERFORM FDA DUE DILIGENCE AUDIT OF

REGULATORY DOCUMENTS FOR PROVECTUS BIOPHARMACEUTICALS

Audit to Encompass Regulatory Documents for PH-10 and PV-10

KNOXVILLE, TN, October 14, 2014— Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT) (http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company (“Provectus”), announced today that it has retained INC Research, a leading, global Phase I to IV contract research organization, to conduct an FDA due diligence audit of its regulatory documents for PH-10 and PV-10.

The audit will be conducted in two phases, both of which are expected to be completed by early November 2014. In the first phase, INC Research Quality and Compliance Consulting will undertake a regulatory document inventory and evaluation of the contents of Provectus’ information management system (the Smart Room). The results of this phase will generate a document request list, and the second phase of the audit will involve further evaluation of the requested documents. This will entail onsite verification of the regulatory documents and a final analysis of diligence issueS identified in the audit.

The audit will not touch on assessing information and relevant documents specific to marketing applications, marketing and promotion activities, nor will it address nonclinical and clinical data supporting final reports.

Dr. Craig Dees, PhD, CEO of Provectus, said, “Provectus is pleased to be working with INC Research Quality and Compliance Consulting in conducting this audit. By retaining their services, we are endeavoring to ensure that the upcoming phase 3 trial for PV-10 as a treatment for melanoma as well as the future tests of both PV-10 for other indications and for PH-10 to treat dermatological diseases proceed with all possible speed. Making sure that all the paperwork is available and in good order will smooth out the process.”

About INC Research

INC Research is a leading global contract research organization (CRO) providing the full range of Phase I to Phase IV clinical development services for the biopharmaceutical and medical device industry. Leveraging the breadth of its service offerings and the depth of its therapeutic expertise across multiple patient populations, INC Research connects customers, clinical research sites and patients to accelerate the delivery of new medicines to market. INC Research was ranked “Top CRO to Work With” by sites worldwide in the 2013 CenterWatch Global Investigative Site Relationship Survey. INC Research is headquartered in Raleigh, NC, with operations across six continents and experience spanning more than 100 countries.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, and June 30, 2014), and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with a phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary;
•	our determination whether to license PV-10, our melanoma drug product candidate, and other solid tumors such as liver cancer, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as liver cancer;
•	our ability to license our dermatology drug product candidate, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and
•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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